Electronically Filed
9/8/2025 10:17 AM
Steven D. Grierson
CLERK OF THE COURT

COMP

JAMES E. WHITMIRE, ESQ.
Nevada Bar No. 6533
WHITMIRE LAW, PLLC
10785 West Twain, Suite 226
Las Vegas, Nevada 89145
Telephone: (702) 846-0949
Facsimile: (702) 727-1343
Email: jwhitmire@whitmirelawnv.com
Attorneys for Plaintiff

CASE NO: A-25-927470-C
Department 11

DISTRICT COURT

CLARK COUNTY, NEVADA

WILLIAM RENY,

Plaintiff,

v.

SEE ID, INC.; CHARLES MADDOX; ED NABROTZKY; and DOES 1-20,

Defendants.

Case No.:
Dept. No.:

COMPLAINT[1]

EXEMPT FROM ARBITRATION:

DECLARATORY RELIEF REQUESTED AND AMOUNT IN CONTROVERSY EXCEEDS $50,000

Plaintiff, by and through the undersigned counsel, as and for his Complaint alleges as follows:

1. WILLIAM RENY ("Plaintiff") is a Nevada resident.

2. At all relevant times, Defendant SEE ID, INC. is/was a Nevada corporation authorized to do business in the State of Nevada.

3. Defendant CHARLES MADDOX, at all relevant times, was a board member of SEE ID, INC.

4. Defendant ED NABROTZKY, at all relevant times, was a board member of SEE ID, INC.

[1] Various forms of alternative relief/claims are asserted herein.

5. Defendants SEE ID, INC., MADDOX AND NABROTZKY are collectively referred to as "Defendants."

6. The true names and capacities, whether individual, corporate, associate or otherwise of legally responsible defendants named herein as DOES 1 through 20, inclusive, are unknown to Plaintiff who, therefore, sues said defendants by such fictitious names and will ask leave to amend this Complaint to show their true names and capacities when the same have been ascertained. Plaintiff believes that each defendant named as a DOE is legally responsible in some manner for the events herein referred to and caused damages proximately thereby to Plaintiff as alleged herein.

7. Whenever it is alleged in this Complaint that a party did any act or thing, it is meant that such party's officers, agents, employees, or representatives did such act or thing and at the time such act or thing was done, it was done with full authorization or ratification of such party or was done in the normal and routine course and scope of business, or with the actual, apparent and/or implied authority of such party's officers, agents, servants, employees, or representatives. Specifically, parties are liable for the actions of their officers, agents, servants, employees, and representatives.

8. Each Defendant acted in all respects pertinent to this action as the agent of the other Defendants, carried out a joint scheme, business plan or policy in all respects pertinent hereto, and the acts of each Defendant are legally attributable to the other Defendants as each Defendant has ratified, approved, and authorized the acts of each of the remaining Defendants with full knowledge of said acts, making each of the Defendants an agent of the other and making each of the Defendants jointly responsible and liable for the acts and omissions of each other as alleged herein.

9. This case generally involves the orchestrated unlawful acts of Defendants to oust Plaintiff from SEE ID, INC. and strip him of accrued rights and benefits and future benefits and opportunities.

10. Plaintiff was the original founder of SEE ID, INC. in or about 2018.

11. Plaintiff is and has been a major shareholder of SEE ID, INC.

12. At all relevant times, Plaintiff has been a director and officer of SEE ID, INC.

13. At all relevant times, Plaintiff was an employee of SEE ID, INC.

14. At all relevant times, a shareholder agreement existed which provided certain rights to Plaintiff.

15. At all relevant times, a written employment agreement existed between Plaintiff and SEE ID, INC.

16. Defendant MADDOX became involved with Plaintiff to help raise funds in approximately the end of 2020. In return for a certain percentage of the company, Defendant Maddox was to raise a certain amount of capital and help generate a certain amount of sales by December 31, 2023 for his shares to vest. Neither of those events occurred.

17. Defendant NABROTZKY came into the business in approximately October of 2021. He brought a patent and his knowledge of technology and was given a certain percentage of the company for that.

18. Over time, Plaintiff transitioned from the CEO of the company to the Chief Revenue Officer driving sales.

19. Plaintiff's shares of the company diluted over time as new individuals came on board with the company.

20. In November of 2023, SEE ID, INC. was approached by a Venture Capitalist about possibly being acquired via a SPAC and going public.

21. In approximately January/February 2024, Plaintiff received a cease and desist letter from company counsel concerning the transfer of certain shares to people who had helped Plaintiff along the way.

22. Plaintiff was unfairly targeted concerning the matter considering that Defendant MADDOX had done the same thing a month before in connection with his business partner in another business.

23. In approximately September of 2024, Plaintiff became Customer Success Officer over objection. There was no board decision concerning the matter.

24. As time progressed, the company failed to timely deliver software and hardware manufacturing due to missed timelines expressed by Defendant NABROTZSKY and others.

25. Plaintiff started asking pointed questions and shared information that he had obtained.

26. After an installation failed at the end of February, Plaintiff requested an all hands on deck meeting to review the software issues. A customer was very upset and Plaintiff discussed the matters with Defendants MADDOX and NABROTZKY.

27. After the all hands on deck meeting, a corrective action plan was put together and to which the customer agreed.

28. In May of 2025, the company's largest customer expressed concerns over certain matters. A one hour board meeting turned into 6 hours. The board meeting was tense. As Plaintiff kept asking hard questions about budgets, timelines not being met and other matters, Defendants hostility increased.

29. On the morning of May 14, 2025, Plaintiff asked Defendant NABROTZKY to resign as CEO. Plaintiff informed him that he has failed his fiduciary duty to the company and eroded trust through the company.

30. The three person Board, comprised of Plaintiff, Maddox and Nabrotzky, voted on the matter. Plaintiff's request did not pass.

31. Approximately eight (8) days later, Defendant NABROTZKY fired Plaintiff for purported cause.

32. Other issues have occurred in the past that seemed somewhat benign at the time, yet show bias on the part of Defendants that became manifest upon the adverse employment action of termination on May 22, 2025. For example, when a new board was being selected, Plaintiff asked to be on the new board as he would be still the largest shareholder and wanted to protect his investment. During that conversation Defendant NABROTZKY told Plaintiff that he would not fit because he was not diverse enough. Plaintiff responded by telling Defendant NABROTZKY him that was odd given that Plaintiff is a 100% disabled veteran and that Plaintiff was bi-sexual, which he was shocked to hear. A shift seemed to happen after that. Defendant

NABROTZKY talked to Plaintiff differently and said he did not trust Plaintiff. Defendant NABROTZKY even opened an executive meeting one morning and called Plaintiff, "Big Gay Bill," which shocked Plaintiff. Plaintiff questioned via webex WHAT did he just say, and Defendant NABROTZKY apologized.[2]

33. The reasons articulated by Defendant Nabrotzky for the termination are incorrect and false.

34. Plaintiff has duly performed all of his obligations under any agreements.

35. All conditions precedent to Defendants' duties and performance have been performed, have occurred, or have been excused or waived.

36. Recovery against Defendant SEE ID, INC. should be permitted under a ***breach of contract theory***. A contractual relationship existed in connection with Plaintiff's employment agreement and the shareholder agreement. Defendants SEE ID, INC. breached the contracts by, among other things: (a) terminating Plaintiff's employment "for cause"; (b) not paying Plaintiff compensation and benefits that are due and owing to him; (c) arbitrarily refusing to allow Plaintiff to transfer shares to a third-party; (d) and otherwise harming Plaintiff.

37. Recovery against Defendant SEE ID, INC. should be permitted under a ***breach of implied covenant of good faith and fair dealing claim.*** In every contract or agreement (including but not limited to Plaintiff's employment agreement and the shareholder agreement) there is an implied promise of good faith and fair dealing. This means that each party impliedly agrees not to do anything to destroy or injure the right of the other party to receive the benefits of the contract. Each party has a duty not to prevent or hinder performance by the other party. A breach of the implied covenant of good faith and fair dealing takes place where a party deliberately contravenes the intention and spirit of the contract. Defendants violated the implied covenant of good faith and fair dealing by, among other things: (a) terminating Plaintiff's employment "for cause"; (b) not paying Plaintiff compensation and benefits that are due and

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[2] Plaintiff reserves all rights to file charges of discrimination with any relevant agency including but not limited to the Nevada Equal Rights Commission. No employment discrimination claims are being asserted herein at this date. And no federal claims are being asserted herein.

owing to him; (c) arbitrarily refusing to allow Plaintiff to transfer shares to a third-party; (d) and otherwise harming Plaintiff.

38. Recovery against Defendant MADDOX and NABROTZKY should be permitted under a ***tortious interferences with contract theory.*** Plaintiff had an agreement to purchase a home with a third-party. Defendants interfere with such contract by, among other things, failing to approve Plaintiff's stock transfer.

39. Recovery against Defendant MADDOX and NABROTZKY should alternatively be permitted under a ***tortious interferences with prospective economic advantage theory***. A prospective contractual relationship between the Plaintiff and a third-party concerning the purchase of a home. Said Defendants knew of this prospective relationship. Said Defendants intended to harm Plaintiff by preventing the relationship. Said Defendants did not have a legitimate privilege or justification to prevent the relationship. Plaintiff has been harmed as a result of said Defendants' conduct.

40. Recovery against Defendant MADDOX and NABROTZKY should be permitted under a ***conspiracy/concert of action theory***. Defendants are two or more persons or entities, who, by some concerted action, intended to accomplish an unlawful objective for the purpose of harming Plaintiff. Plaintiff suffered damages as a result of this act or acts.

41. Recovery against one or more Defendants should be permitted under a ***conversion theory*** as Plaintiff's money, stock and other economic activities was actually and/or constructively stolen by Defendants (e.g., Defendants engaged in wrongful acts inconsistent with the property rights of Plaintiff).

42. Recovery against one of more Defendants should be permitted ***pursuant to NRS Chapter 78***. Plaintiff made a timely request for business records pursuant to statute. Plaintiff was promised that such documents would be produced or made available for inspection and copying. Defendants have not timely produced such documents and/or made them available for inspection and copying.

43. Alternatively, recovery against one or more over Defendants should be permitted under an ***unjust enrichment theory***.

44. Plaintiff seeks declaratory relief adjudicating the rights of the parties.

45. As a direct and proximate result of the aforesaid breaches, Plaintiff has been damaged in an amount in excess of $15,000.00.

WHEREFORE, Plaintiff requests:

1. Damages against Defendants in an amount in excess of $15,000.00;

2. Interest against Defendants at the maximum rate allowable by law;

3. Statutory damages and penalties as may be permitted;

4. Records production pursuant to NRS 78.105(2) and/or NRS 78.257(6);

5. Injunctive relief as may be appropriate;

6. An accounting;

7. Plaintiff's reasonable attorney's fees and costs of suit incurred herein;

8. Punitive damages; and,

9. Such other and further relief as the Court deems just and proper.

Dated this 8th day of September, 2025.

WHITMIRE LAW, PLLC

/s/ James E. Whitmire

JAMES E. WHITMIRE, ESQ.
Nevada Bar No. 6533
10785 West Twain, Suite 226
Las Vegas, Nevada 89135
jwhitmire@whitmirelawnv.com
Attorney for Plaintiff